                                 $66,975,000
                CASTLE ROCK RANCH PUBLIC IMPROVEMENTS AUTHORITY
                 PUBLIC FACILITIES REVENUE BONDS, SERIES 1996


                              PURCHASE AGREEMENT
                                March 26, 1996


Castle Rock Ranch Public Improvements Authority
7951 East Maplewood Avenue, Suite 326
Englewood, CO 80111

Ladies and Gentlemen:

     The undersigned, Lehman Brothers Inc. (the "Purchaser"), hereby offers to enter into this agreement (the "Purchase Agreement") with Castle Rock Ranch Public Improvements Authority, a nonprofit Colorado corporation (the "Authority"), for the purchase and sale of the Castle Rock Ranch Public Facilities Revenue Bonds, Series 1996, as described below. This offer is made subject to acceptance thereof by the Authority prior to 5:00 p.m. (Eastern Standard Time) on the date hereof, and upon such acceptance, as evidenced by the signature of the President of the Authority in the space provided below. This Purchase Agreement shall be in full force and effect in accordance with its terms and shall be binding upon the Authority and the Purchaser. Terms used in this Purchase Agreement and not other-wise defined herein shall have the meanings set forth in the Offering Memorandum (as defined herein).

     1.   PURCHASE AND SALE OF THE BONDS.

          (a) Upon the terms and conditions and upon the basis of the respective representations, warranties and covenants contained herein, the Purchaser hereby agrees to purchase from the Authority for offering to the public, and the Authority hereby agrees to sell to the Purchaser for such purpose, on the date of the Closing (as defined herein), all, but not less than all, of the Authority's $66,975,000 aggregate principal amount of Public Facilities Revenue Bonds, Series 1996 (the "Bonds"), at the purchase price of $66,488,558.55, which represents the principal amount of the Bonds less an underwriter's discount of $1,272,062.50 plus an aggregate premium of $785,621.05, plus accrued interest from March 1, 1996 to the date of the Closing.

          (b) The Bonds shall be as described in the Limited Offering Memorandum dated March 26, 1996 delivered on the date hereof (which Limited Offering Memorandum, including the cover page and all exhibits, appendices, reports and statements included with or attached to it and any amendments and supplements that may be authorized by the Authority and to which the Purchaser does not reasonably object, and any amendments and supplements which may be reasonably required by the Purchaser, for use with respect to the Bonds, is hereinafter called the "Offering Memorandum") and in APPENDIX A hereto and in that certain Trust Indenture (the "Indenture") dated as of March 1, 1996 by and between the Authority and SouthTrust Bank of Alabama, National
Association, as trustee (the "Trustee"), authorizing the issuance of, and securing, the Bonds. The Bond proceeds will be used, after payment of cost of issuance, along with other funds of the Authority, to acquire real property and certain water rights as described in the Offering Memorandum.

     2. LIMITED OFFERING OF THE BONDS. The Purchaser intends to make an initial limited offering of the Bonds to institutional investors at the prices (or yields) not in excess of the initial offering prices (or not lower than the yields) set forth in APPENDIX A hereto, and the Purchaser may subsequently change such initial offering prices (or yields). The Purchaser agrees to notify the Authority of such changes, but failure to so notify the Authority shall not invalidate such changes.

     3. APPROVAL OF OFFERING MEMORANDUM. Simultaneously with the Authority's acceptance hereof, the Authority shall deliver to the Purchaser copies of the Offering Memorandum executed on behalf of the Authority by a duly authorized officer.

     The Authority consents to the use and distribution by the Purchaser of the Offering Memorandum and the information contained therein in connection with the offering and sale of the Bonds.

     The Authority has previously provided the Purchaser with copies of its Preliminary Limited Offering Memorandum dated February 19, 1996 and its supplement thereto dated February 26, 1996 (collectively, the "Preliminary Limited Offering Memorandum") with respect to the Bonds. The Authority hereby confirms that, as of its date and as of the date hereof, the Preliminary Limited Offering Memorandum was and is "deemed final' by the Authority for purposes of Subsection (b)(1) of the Securities and Exchange Commission Rule 15c2-12 ("Rule 15c2-12"). The Authority shall provide copies of the Offering Memorandum in quantities specified by the Purchaser to permit it to comply with Rule 15c2-12 and applicable rules of the Municipal Securities Rulemaking Board.

     The Purchaser agrees to make a limited offering of the Bonds to institutional investors at the initial offering prices (or yields) set forth on the cover page of the Offering Memorandum.

     4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE AUTHORITY. The Authority represents and warrants to and covenants with the Purchaser (and it shall be a condition of the obligation of the Purchaser to purchase and accept delivery of the Bonds that the Authority shall so represent, warrant and covenant on the date hereof and as of the dates of the Closing) that:

          (a) The Authority is a Colorado nonprofit corporation duly organized and validly existing under the Constitution and laws of the State of Colorado.

          (b) Pursuant to the articles of incorporation and bylaws of the Authority, the Authority is authorized to (i) issue the Bonds for the purposes for which they are to be issued as set forth in the Offering Memorandum; (ii) enter into, execute and deliver this Purchase Agreement, the Bonds, the Indenture, and all other documents to be executed by the Authority at or before the Closing (including any supplemental indentures or related certificates and documents which may be required in connection with the issuance of the Bonds) (collectively, the "Authority Documents"), substantially in the forms heretofore delivered to the Purchaser, with only such changes therein as shall be mutually agreed upon among the parties hereto; and (iii) to deliver to the Trustee the Deed of Trust (as defined and described in the Offering Memorandum).

          (c) Except as described herein as conditions to the issuance of the Bonds, the Authority has full power and authority to consummate the transactions contemplated by the Authority Documents and the Offering Memorandum.

          (d) The authorizing bond resolution dated March 1, 1996 of the Authority approving and authorizing the execution and delivery of this Purchase Agreement and approving the Offering Memorandum was duly adopted at a duly convened meeting of the members of the board of the Authority which was called and held pursuant to applicable law and at which a quorum was present and acting throughout, or by consent of the members of the board of the Authority. On or before the date of the Closing, the Authority shall have adopted such supplemental authorizing bond resolutions, if any, required to approve, authorize or ratify, as the case may be, the execution and delivery of the Authority Documents, the Offering Memorandum and other documents delivered pursuant thereto at a meeting of the Members of the Board of the Authority which shall have been called and held pursuant to applicable law and at which a quorum shall be present and acting throughout.

          (e) Unless a notice is delivered pursuant to Section 4(g) hereof, the information contained in the Offering Memorandum (except information regarding the Credit Enhancement Provider or information provided by the Purchaser for inclusion in the Offering Memorandum (the "Excluded Information"), as to which information no representation is made) as of all dates between and inclusive of its date and the final date the Purchaser is required to provide a copy of the Offering Memorandum to any potential customer pursuant to paragraph (b)(4) of Rule 15c2-12 (the "Bringdown Date") will be, correct in all material respects; the Offering Memorandum (except for the Excluded Information), subject to the giving of such notice, will not, as of all dates between and inclusive of its date and the Bringdown Date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (f) The Authority will advise the Purchaser promptly of the institution of any action, suit, proceeding, inquiry or investigation known to it seeking to prohibit or otherwise affect the use of the Offering Memorandum in connection with the offering, sale or distribution of the Bonds.

          (g) If between the date hereof and the date of the Closing, or between the date of the Closing and the Bringdown Date, any event shall occur which is known to the Authority and which might cause the Offering Memorandum to contain any untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Authority shall notify the Purchaser, and if, in the opinion of the Purchaser, such event requires the preparation and publication of a supplement or amendment to the Offering Memorandum the Authority shall provide the information necessary to supplement or amend the Offering Memorandum in a form and manner approved by the Purchaser.

          (h) The Authority has duly authorized and approved the execution and delivery of this Purchase Agreement.

          (i) Prior to the date of the Closing, the Authority shall have duly authorized all necessary action to be taken by it for (i) the issuance and sale of the Bonds for the purposes set forth herein and in the Offering Memorandum and (ii) the approval, execution, delivery or receipt by the Authority of the Authority Documents, the Bonds and any and all such other agreements and documents as may be required to be executed, delivered or received by the Authority in order to carry out, give effect to, and consummate the transactions contemplated herein and in the Offering Memorandum.

          (j) The Authority shall, on or before the date of the Closing, execute and deliver such of the Authority Documents as are required for such Closing and the Offering Memorandum.

          (k) The Bonds, when issued, delivered and paid for as provided herein and in the Indenture, will have been duly authorized and issued and will constitute valid and binding limited obligations of the Authority enforceable in accordance with their respective terms and entitled to the benefits and security of the Indenture (subject in each instance to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar law or laws affecting the enforcement of creditors' rights generally as from time to time in effect, and further subject to the availability of equitable remedies and to the qualification that enforcement of the indemnification provisions of this Purchase Agreement may be limited by federal or state securities laws). The Bonds represent limited obligations of the Authority and the principal of, and premium, if any, and interest on, the Bonds are payable (except to the extent otherwise provided in the Indenture) solely from the assets granted therefor and held by the Trustee pursuant to the Indenture.

          (l) There is no action, suit, proceeding, inquiry or investigation at law or in equity or before or by any court, public board or body pending or, to the knowledge of the Authority, threatened against or affecting the Authority (and, to the knowledge of the Authority, there is no meritorious basis therefor) wherein an unfavorable decision, ruling or finding could adversely affect (i) the transactions contemplated herein or in the Offering Memorandum; (ii) the validity of the proceedings taken by the Authority for the adoption, authorization, execution, delivery and performance of the Authority Documents or any agreement or instrument to which the Authority is a party and which is used or contemplated for use in the consummation of the transactions contemplated herein or in the Offering Memorandum; or (iii) the validity or enforceability of the Authority Documents or any agreement or instrument to which the Authority is a party and which is used or contemplated for use in the consummation of the transactions contemplated herein or in the Offering Memorandum.

          (m) Neither the corporate existence of the Authority nor the right or title of the officers of the Authority to their offices are being contested and no authority or proceeding for the issuance of the Bonds has been repealed, revoked or rescinded.

          (n) The execution and delivery by the Authority of the Offering Memorandum, the Authority Documents and the other documents contemplated herein or in the Offering Memorandum, and compliance with their provisions, and the Authority's execution and delivery of the Deed of Trust for the benefit of the Trustee and BFC Guaranty Corp. does not and will not conflict with or constitute on the part of the Authority a breach of or a default under any existing law, court or administrative regulation, decree or order, agreement, indenture, mortgage or lease to which the Authority is a party or by which the Authority or any of its properties is or may be bound.

          (o) The Authority agrees to furnish such information, execute such instruments and take such other action in cooperation with the Purchaser and its counsel as the Purchaser and its counsel may reasonably request (i) in any endeavor to qualify the Bonds for offering and sale under the securities or "blue sky" laws or other securities laws or regulations of such jurisdictions of the United States as the Purchaser may request; (ii) for the application for exemption from such qualification- (iii) for the determination of their eligibility for investment under the laws of such jurisdictions as the Purchaser designates; and (iv) to provide for the continuance of such qualifications or exemptions in effect for so long as required for the distribution or remarketing of the Bonds; provided, however, that the Authority shall not be required with respect to the offer or sale of the Bonds to consent to suit or to consent to service of process in any jurisdiction. The Authority consents to the use by the Purchaser of the Preliminary Limited Offering Memorandum prior to the availability of the Offering Memorandum in obtaining such qualification, exemption or determination.

          (p) The Authority authorizes and approves the use by the Purchaser (including use prior to the date hereto of the Preliminary Limited Offering Memorandum in connection with the offering of the Bonds.

          (q) Any certificate signed by an authorized officer of the Authority and delivered to the Purchaser shall be deemed a representation and warranty by the Authority to the Purchaser as to the statements made therein.

          (r) Neither the Authority, nor anyone acting on its behalf has, directly or indirectly, offered the Bonds for sale to, or solicited any offer to buy the same from, anyone other than the Purchaser.

          (s) Except as described herein as conditions to the issuance of the Bonds, no further authorization, approval, consent or other order of any governmental authority or agency, or of any other entity or person(s) is required for the valid authorization, execution and delivery of the Bonds, the Offering Memorandum and the other Authority Documents.

          (t) The Authority has not been notified of any listing or proposed listing of the Internal Revenue Service to the effect that the Authority is an issuer whose arbitrage certifications may not be relied on.

     5. CLOSING. At 12:00 p.m. (Eastern Standard Time) on March 29, 1996 or at such other time or such other date as shall have been mutually agreed upon by the Authority and the Purchaser, the Authority will deliver, or cause to be delivered, to The Depository Trust Company ("DTC"), or its agent, on behalf of the Purchaser, the Bonds in definitive form (or such temporary form as the Purchaser shall find acceptable), duly executed by the Authority and authenticated by the Trustee, and the Purchaser will accept such delivery and pay the purchase price indicated in Section I hereof for the Bonds. The Bonds will be delivered as I fully registered bond for each maturity, registered in the name of Cede & Co. In the event the Bonds are delivered in temporary form, the Authority shall deliver the Bonds in definitive form at such date as the Purchaser may reasonably request. Payment of the purchase price for the Bonds will be made by wire-transferring immediately available funds to the Trustee. Such payment for and delivery of the Bonds is herein called the "Closing."

     It is anticipated that CUSIP identification numbers will be printed on the Bonds, but neither the failure to print such numbers on any of the Bonds nor any error in the printing of such numbers shall constitute cause for a failure or refusal by the Purchaser to accept delivery of and pay for any of the Bonds. The Purchaser and the Authority shall cooperate to obtain the CUSIP numbers.

     6. TERMINATION OF THE PURCHASE AGREEMENT. The Purchaser shall have the fight to cancel its obligation to purchase the Bonds if, between the date hereof and the date of the Closing:(i) legislation shall have been enacted by the Congress of the United States or the legislature of the State of Colorado or shall have been reported out of committee or be pending in committee, or a decision shall have been rendered by a court of the United States or the State of Colorado, or a ruling shall have been made or a regulation shall have been proposed or made or any other release, announcement or inquiry (evidence of which shall be furnished to the Authority shall have been made by the Treasury Department of the United States or 'the Internal Revenue Service, or other federal or state authority, with respect to federal or state taxation upon interest on obligations of the general character of the Bonds, that in the Purchaser's reasonable judgment, materially adversely affects the market for the Bonds, or the market price generally of obligations of the general character of the Bonds;

          (ii) there shall exist any event which (A) makes untrue or incorrect statements or information contained in the Offering Memorandum or which is not reflected in the Offering Memorandum but should be reflected therein in order to make the statements and information therein not misleading in any material respect and (B) in the reasonable judgment of the Purchaser materially adversely affects the market for the Bonds, or the sale of the Bonds, at the contemplated offering prices, by the Purchaser;

          (iii) there shall have occurred any outbreak of hostilities or other local, national or international calamity or crises, or a default with respect to the debt obligations of, or the institution of proceedings under the federal bankruptcy laws by or against any state of the United States or agency thereof or any city in the United States having a population of over one million persons, the effect of which on the financial markets of the United States will be such as, in the Purchaser's reasonable judgment, makes it impracticable for the Purchaser to market the Bonds or enforce contracts for the sale of the Bonds;

          (iv) there shall have occurred a general disruption in the trading of securities on any national securities exchange or there shall be in force a general suspension of trading on the New York Stock Exchange, or minimum or maximum prices for trading shall have been fixed and be in force, or maximum ranges for prices for securities shall have been required and be in force on the New York Stock Exchange, whether by virtue of determination by the exchange or by order of the Securities and Exchange Commission of the United States or any other governmental authority having jurisdiction that, in the Purchaser's reasonable judgment, makes it impracticable for the Purchaser to market the Bonds, or enforce contracts for the sale of the Bonds;

          (v) a general banking moratorium shall have been declared by any federal or state authority having jurisdiction and be in force that, in the Purchaser's reasonable judgment, makes it impracticable for the Purchaser to market the Bonds or enforce contracts for the sale of the Bonds;

          (vi) legislation shall be enacted or a bill shall be favorably reported out of a committee of either house of Congress, or a decision by a court of the United States shall be rendered, or a decision or stop order shall be made, to the effect that obligations similar to the type contemplated herein are not exempt from the registration, qualification or other requirements of the Securities Act of 1933, as amended and as then in effect, or of the Trust Indenture Act of 1939, as amended and as then in effect, or otherwise are or would be in violation of any provision of the federal securities laws-, or

          (vii) there shall have been any material adverse change in the affairs of the Authority which in the Purchaser's reasonable judgment will materially adversely affect the market for the Bonds.

     7. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligations of the Purchaser hereunder shall be subject to the performance by the Authority of its obligations to be performed hereunder at and prior to the date of the Closing, to the accuracy in all material respects, in the reasonable judgment of the Purchaser, of the representations and warranties of the Authority herein both as of the date hereof and as of the date of the Closing, and, in the reasonable discretion of the Purchaser, to the following conditions, including the delivery by the Authority of such documents, certificates and opinions as are enumerated in Schedule I attached hereto, all in form and substance reasonably satisfactory to the Purchaser:

     (a) At the time of the Closing, the Credit Enhancement, the Registration Rights Agreement and each of the Authority Documents shall be in full force and effect in the respective forms heretofore approved by the Authority and the Purchaser and none of the foregoing documents shall have been amended, repeated, modified or supplemented from the forms thereof as of the date hereof, except as may have been approved in writing by the Purchaser.

     (b) At or prior to the Closing, the Authority, the Purchaser, the Credit Enhancement Provider and the Trustee shall have duly executed and delivered each of the documents listed on Schedule 1 hereto to which each, respectively, is a party.

     (c) At the time of the Closing, the net proceeds derived from the sale of the Bonds shall be deposited with the Trustee and applied for the purposes described in the Offering Memorandum and as provided in the Indenture.

     (d) At or prior to the Closing, the Purchaser shall receive the documents listed on Schedule I hereto in such number of counterparts as shall be mutually agreeable to the Purchaser and the Authority and such additional legal opinions, certificates, proceedings, instruments and other documents listed in the closing agenda as Counsel to the Purchaser, Bond Counsel or Counsel to the Authority may reasonably request to evidence compliance by the Authority with legal requirements, the truth and accuracy, as of the time of the Closing, of the respective representations and warranties of the Authority in this Purchase Agreement, the Indenture and the other Authority Documents and the due performance or satisfaction by the Authority at or prior to such time of all agreements then to be performed and all conditions then to be satisfied by the Authority.

     If the Authority shall be unable to satisfy the conditions to the obligations of the Purchaser contained in this Purchase Agreement, or if the obligations of the Purchaser to purchase and accept delivery of the Bonds shall be terminated for any reason permitted by ties Purchase Agreement, this Purchase Agreement shall terminate and neither the Purchaser nor the Authority shall be under any further obligations hereunder; except that the obligations of the Authority to pay expenses, as provided in Section 12 hereof and the obligations of the Authority contained in Section 11 hereof shall continue in full force and effect.

     8. CONDITIONS TO THE AUTHORITY'S OBLIGATION. The obligations of the

Authority hereunder are subject to the performance by the Purchaser of its obligations hereunder.

     9. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, AND OBLIGATIONS. Each respective representation, warranty and agreement of any of the Authority or the Purchaser shall remain operative and in full force and effect, regardless of any investigations made by or on behalf of the Purchaser or the Authority and shall survive the Closing. The obligations of the Authority under Sections 11 and 12 hereof shall survive any termination of this Purchase Agreement pursuant to its terms.

     10. CHANGES AFFECTING THE OFFERING MEMORANDUM. At any time prior to the Closing, the Authority agrees to supplement or amend the Offering Memorandum, whenever requested by the Purchaser when, in the reasonable judgment of the Purchaser, such supplement or amendment is required. No amendment or supplement to the Offering Memorandum shall be made without the approval of the Purchaser. After the Closing, and so long as the Purchaser or any participating dealer shall be offering Bonds which constitute the whole or a part of their unsold participation, but for a period no longer than 6 months, if any event shall occur as a result of which it is necessary to amend or supplement the Offering Memorandum in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Purchaser will so advise the Authority. In any such case, the Authority shall cooperate as directed by the Purchaser in the preparing and furnishing to the Purchaser either amendments to the Offering Memorandum or supplemental information so that the statements in the Offering Memorandum, as so amended or supplemented, will not, in light of the circumstances under which such statements were made, be misleading. The cost of providing such amendment or supplement prior to Closing and during the 6 month period following the Closing shall be paid by the Authority.

     11. INDEMNIFICATION.

     The Authority agrees to indemnify, defend and hold harmless the Purchaser, each director, trustee, member, officer or employee of the Purchaser and each person, if any, who has the power, directly or indirectly, to direct or cause the direction of the management and policies of the Purchaser through the ownership of voting securities, by contract or otherwise (collectively, the "Indemnified Parties"), against any and all losses, claims, damages, liabilities, joint or several, or any expenses, including attorneys' fees and expenses, related thereto arising out of or in connection with or caused by an untrue statement or misleading statement or alleged untrue statement or alleged misleading statement of a material fact contained in the Offering Memorandum (except with regard to the Excluded Information) or caused by an omission or alleged omission from the Offering Memorandum (except with regard to the Excluded Information) of any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, but only insofar as such losses, claims, damages, liabilities or expenses arise out of or in connection with or are caused by such untrue or misleading statement or omission or alleged untrue or misleading statement or omission in the information contained in the Offering Memorandum, except for the material under the caption "UNDERWRITING."

     In case a claim shall be made or any action shall be brought against one or more of the Indemnified Parties based upon the Offering Memorandum and in respect of which indemnity is sought against the Authority pursuant to the preceding paragraph, the Indemnified Parties seeking indemnity shall promptly notify the Authority, in writing, and the Authority shall promptly assume the defense thereof, including the employment of counsel chosen by the Authority and approved by the Purchaser (provided, that such approval by the Purchaser shall not be unreasonably withheld), the payment of all expenses and the right to negotiate and consent to settlement. If any Indemnified Party is advised in a written opinion of counsel that there may be legal defenses available to such Indemnified Party which are adverse to or in conflict with those available to the Authority or that the defense of such Indemnified Party should be handled by separate counsel, the Authority shall not have the right to assume the defense of such Indemnified Party, but the Authority shall be responsible for the fees and expenses of counsel retained by such Indemnified Party in assuming its own defense, and provided also that if the Authority shall have failed to assume the defense of such action or to retain counsel reasonably satisfactory to the Purchaser within a reasonable time after notice of the commencement of such action, the fees and expenses of counsel retained by the Indemnified Party shall be paid by the Authority. Notwithstanding, and in addition to, any of the foregoing, any one or more of the Indemnified Parties shall have the right to employ separate counsel with respect to any such claim or in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be paid by such Indemnified Party or Parties unless the employment of such counsel has been specifically authorized by the Authority. The Authority shall not be liable for any settlement of any such action effected without its consent, but if settled with the consent of the Authority or if there is a final judgment for the plaintiff in any such action with or without consent, the Authority agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment. The covenants and agreements of the Authority and the Purchaser herein contained shall survive the delivery of the Bonds.

     12. EXPENSES. The Authority shall pay, or direct the Trustee under the Indenture to pay, from the proceeds of the Bonds, any expenses incident to the performance of its obligations hereunder including but not limited to (i) the cost of the preparation and printing of the Indenture and the Authority Documents, together with a reasonable number of copies thereof-, (ii) the cost of the preparation and printing of the Offering Memorandum, together with a reasonable number of copies thereof, (iii) the cost of the preparation and printing, if any, of the definitive Bonds; (iv) the cost of the Credit Enhancement; and (v) the fees and disbursements of Bond Counsel, Special Tax Counsel, the feasibility consultant, the appraiser, the Trustee and of any other experts or consultants retained by the Authority.

     The fees and expenses of Purchaser's counsel, Wolf, Block, Schorr & SolisCohen, including those fees and expenses relating to qualification of the Bonds pursuant to state securities laws and regulations, shall be paid by the Purchaser. The Purchaser's out-of-pocket expenses shall also be paid by the Purchaser. The Purchaser shall also pay all advertising expenses in connection with the offering of the Bonds. All other expenses incurred in connection with the issuance of the Bonds, including the fees and expenses of all other counsel, shall be paid by the Authority. The agreements contained in this Section 12 shall survive any termination of this Purchase Agreement and the delivery of the Bonds.

     13. MISCELLANEOUS.

     (a) Any notice or other communication to be given to the Authority under this Purchase Agreement shall be deemed given when delivered in person to its address set forth above, or when mailed by first class mail, postage prepaid, and addressed to the Authority at the address set forth above, and any notice or other communication to be given to the Purchaser under this Purchase Agreement shall be deemed given when delivered in person to the address set forth below, or when mailed by first class mail, postage prepaid, and addressed as follows: Lehman Brothers Inc., 1600 Market Street, Suite 1725, Philadelphia, PA 19103.

     (b) This Purchase Agreement is made solely for the benefit of the Authority and the Purchaser (including the successors or assigns of the Purchaser and including the respective directors, trustees, members, officers, employees and controlling persons thereof as provided in Section 11 hereof) and no other person, including any purchaser of the Bonds, shall acquire or have any rights hereunder or by virtue hereof.

     (c) This Purchase Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of choice of laws.

     (d) The captions in this Purchase Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof

     (e) This Purchase Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

     (f) This Purchase Agreement shall become effective upon your acceptance hereof

                    Very truly yours,

                                                                      SCHEDULE I

1. Indenture of Trust, dated as of March 1, 1996, between the Issuer and the Bond Trustee.

2. Bond Indenture Promissory Note, dated as of March 1, 1996, from the Issuer to the Bond Trustee.

3. Bond Purchase Agreement, dated March 26, 1996, between the Issuer and Underwriter.

4. Operating Agreement, dated as of March 1, 1996, between District No. 5 and the Issuer.

5. Assignment of Operating Agreement and Consent of Issuer, Credit Enhancement Provider, Bond Trustee and District No. 5, dated as of March 1, 1996.

6. Reimbursement Agreement, dated as of March 1, 1996, between the Issuer and Credit Enhancement Provider.

7. Reimbursement Agreement Promissory Note, dated as of March 1, 1996, from the Issuer to the Credit Enhancement Provider.

8. Collateralized Credit Enhancement Agreement, dated as of March 1, 1996, between Credit Enhancement Provider and Bond Trustee.

9. Bond Pledge and Security Agreement, dated as of March 1, 1996, between Credit Enhancement Provider, Bond Trustee and RENHC Trustee.

10. Agreement for Purchase and Sale of Real Property, dated as of March 1, 1996, between Douglas County Development Corporation and the Issuer.

11. Intergovernmental Agreement, dated as of March 1, 1996, among District Nos. 1 through 5.

12. Assignment of Intergovernmental Agreement, dated as of March 1, 1996, from District No. 5 to the Credit Enhancement Provider and to the Trustee with Consent of District Nos. 1 through 4.

13. Preliminary Limited Offering Memorandum, dated February 19, 1996 and supplement thereto dated February 26, 1996.

14.  Limited Offering Memorandum, dated March 26, 1996.

15. Continuing Disclosure Agreement, dated as of March 1, 1996, among the Issuer, the

     Districts, the Credit Enhancement Provider and the Trustee.

16.  Warranty Deed from Douglas County Development Corporation to Issuer.

17. Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents and Leases, dated as of March 1, 1996, from the Issuer for the benefit of the Bond Trustee and the Credit Enhancement Provider.

18. UCC-1 Financing Statements (naming the Issuer as Debtor and the Bond Trustee as Secured Party).

19. Registration Rights Agreement, dated as of March 1, 1996, among the Issuer, the Credit Enhancement Provider and the Underwriter.

20. Development Agreement, dated as of March 1, 1996 between Douglas County Development Corporation and the Issuer.

21.  Warranty Deed from Douglas County Development Corporation to DCDC H, Inc.

22. Warranty Deed from Douglas County Development Corporation to Franklin L. Haney.

23.  Warranty Deed from Franklin L. Haney to DCDC II, Inc.

24.  Assignment of Development Agreement from the Issuer to the Trustee.

25. Recreational Facilities Agreement, dated as of March 1, 1996 between District No. 5 and the Issuer.

26.  Assignment of Recreational Facilities Agreement to the Bond Trustee.

27. Articles of Incorporation of the Issuer, certified by the Colorado Secretary of State and the Issuer's Secretary.

28. Certificate of Good Standing of the Issuer, certified as of a recent date by the Colorado Secretary of State.

29.  Certified Copy of Bylaws of the Issuer.

30.  Issuer's Certificate.

31.  Tax Certificate.

32.  Title Commitment.

33.  Title Policy.

34.  Specimen Bond.

35.  Issuer's Bond Resolution.

36.  IRS Form 8038-G.

37.  Phase 1 Survey.

38. Resolution of District No. 5 approving Creation of Issuer, Issuance of Bonds and authorization of necessary documents.

39.  Resolution of District No. 5 approving Recreational Facilities Agreement.

40.  Certificate of District No. 5 Officers.

41.  Resolution of District No. 1 approving necessary documents.

42.  Resolution of District No. 1 approving Recreational Facilities Agreement.

43.  Certificate of District No. 1 Officers.

44.  Resolution of District No. 2 approving necessary documents.

45.  Resolution of District No. 2 approving Recreational Facilities Agreement.

46.  Certificate of District No. 2 Officers.

47.  Resolution of District No. 3 approving necessary documents.

48.  Resolution of District No. 3 approving Recreational Facilities Agreement.

49.  Certificate of District No. 3 Officers.

50.  Resolution of District No. 4 approving necessary documents.

51.  Resolution of District No. 4 approving Recreational Facilities Agreement.

52.  Certificate of District No. 4 Officers.

53.  Feasibility Study.

54.  Appraisal.

55.  Property Survey.

56.  Request and Authorization of Delivery.

57.  Consent of Appraiser.

58.  Consent of Feasibility Consultant.

59.  Rating Letter of Standard & Poor's.

60.  DTC Blanket Issuer Letter of Representation.

61.  Notice of Claim for Exemption filed with Colorado Securities Commission.

62. Notice of Special District Authorization or Issuance of General Obligation Indebtedness for District Nos. 1 through 5 filed with County Clerk and State Division of Local Government.

63.  Blue Sky Survey.

64.  Certificate of Credit Enhancement Provider as to the Collateral.

65.  Closing Receipt.

66.  Opinion of Bond Counsel (including Colorado state income tax exemption).

67.  Supplemental Opinion of Bond Counsel.

68.  Opinion of Special Tax Counsel.

69.  Supplemental Opinion of Special Tax Counsel.

70.  Opinion of Counsel to Districts.

71.  Opinion of Underwriter's Counsel.

72.  Preference Opinion of Underwriter's Counsel.

73.  Opinion of Counsel to Credit Enhancement Provider.

74.  Opinion of Counsel to Trustee.

75.  Certificate and Receipt of Bond Trustee.

76.  Certificate of RENEC Trustee.

                                                                  APPENDIX A
THE BONDS

1.        Principal Amount: $66,975,000
2.        Dated Date: March 1, 1996
3.        Maturity Schedule:

     Maturity Date                    Coupon     Reoffering
     (December 1)     Par Amount       Rate        Yield
     ------------     ----------       ----        -----

     1999              $1,980,000      5.75%       4.75%
     2000               2,095,000      5.75        4.95
     2001               2,215,000      5.75        5.15
     2002               2,340,000      5.75        5.30
     2003               2,475,000      5.90        5.40
     2004               2,620,000      6.00        5.50
     2005               2,780,000      6.10        5.60
     2006               2,950,000      5.70        5.70
     2007               3,115,000      6.30        5.80
     2008               3,310,000      6.40        5.90
     2009               3,525,000      6.50        6.00


$7,750,000 6.375% Term Bonds due December 1, 2011 at 6.15%
$29,820,000 6.25% Term Bonds due December 1, 2017 at 6.35%


4.        Redemption Provisions:

MANDATORY SINKING FUND REDEMPTION. The Bonds maturing December 1, 2011 and December 1, 2017 shall be subject to mandatory sinking fund redemption at a redemption price of 100% of the principal amount thereof, plus accrued interest to the date fixed for redemption, on December I of each of the years and in the principal amounts set forth below:

     Bonds Maturing, December 1, 2011    Bonds Maturing December 1, 2017
     --------------------------------    -------------------------------
            Year      Amount                    Year      Amount

            2010    $3,755,000                  2012    $4,250,000
            2011*    3,995,000                  2013     4,515,000
                                                2014     4,795,000
                                                2015     5,095,000
                                                2016     5,415,000
                                                2017*    5,750,000

-----------------
* Stated Maturity

The Bonds to be redeemed will be selected by the Trustee by lot.

EXTRAORDINARY MANDATORY REDEMPTION. The Bonds are subject to extraordinary mandatory redemption in whole at a redemption price of 100% of the principal amount thereof plus accrued interest to the date fixed for redemption from proceeds of prepayment of the Collateral.




                                   19